                                                                    EXHIBIT 10.6




                         EXECUTIVE EMPLOYMENT AGREEMENT

                                    BETWEEN

                             ITERATED SYSTEMS, INC.

                                      AND

                              MICHAEL F. BARNSLEY

                                     DATED

                                  MAY 1, 1994

                               TABLE OF CONTENTS

                         EXECUTIVE EMPLOYMENT AGREEMENT

PARAGRAPH                                                  PAGE NO.
---------                                                  --------

1.   Background........................................         1

2.   Definitions.......................................         1

3.   Employment........................................         3

4.   Responsibilities..................................         3

5.   Compensation......................................         4

6.   Termination.......................................         6

7.   Proprietary Information...........................         6

8.   Ownership.........................................         8

9.   Exclusive Service and Non-Competition Covenant....         8

10.  Covenant Not to Hire..............................         8

11.  Non-Solicitation..................................         8

12.  Severability......................................         9

13.  Attorneys' Fees...................................         9

14.  Headings..........................................         9

15.  Notices...........................................         9

16.  General Provisions................................        10

17.  Entire Agreement..................................        10

     EXHIBIT A -  Duties of Employee
     EXHIBIT B -  Performance Goals of Employee
     Exhibit C -  Stock Option Grant

                         EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 1st day of May, 1994 by and between ITERATED SYSTEMS, INC., a Georgia corporation with its principal offices at 5550-A Peachtree Parkway, Suite 650, Norcross, Georgia 30092 (the "Company") and MICHAEL F. BARNSLEY ("Employee"), an individual, and shall be effective on the Effective Date, as defined below.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereto, the parties do hereby covenant and agree as follows:

1.  BACKGROUND.

          A. The Company is engaged in the business of (i) research and development in the area of fractal geometry and dynamical systems, (ii) application of the results from such research and development in the compression, transmission, storage and decompression of images using computer technology, and (iii) design, development, marketing and distribution of products and services which embody or relate to the compression, transmission, storage and decompression of images.

          B. Employee has been serving as Chief Executive Officer of the Company, the Company desires to secure and retain the services of Employee in the office and in the capacities to be designated pursuant to Subsection 4A hereof, and Employee desires to continue in the full and active employ of the Company in accordance with the terms and conditions herein set forth, and the Company desires to retain Employee's valuable skills and services for the benefit of the Company.

2.  DEFINITIONS.

          As used in this Agreement and the Exhibits, the following terms shall have the meaning as set forth below, and the parties hereto agree to be bound by the provisions hereof:

          A. AREA means the geographic area of the United States, Canada and the countries currently comprising the European Community which is the area in which operations are performed, supervised, or assisted in by Employee on behalf of the Company, both as of the date hereof and as are anticipated to be conducted throughout the Term.

          B.  BOARD OF DIRECTORS means the Board of Directors of the Company.

          C. BUSINESS OF THE COMPANY means the (i) research and development in the area of fractal geometry and dynamical systems, (ii) application of the results from such research and development in the compression, transmission, storage and decompression of images using computer technology, and (iii) design, development, marketing and distribution of products and services which embody or relate to the compression, transmission, storage and decompression of images.

          D.  COMPANY means Iterated Systems, Inc. and its successors.

          E. EFFECTIVE DATE means the date this Agreement is executed by both parties.

          F. PERMANENT DISABILITY means a physical or mental condition which renders Employee incapable of performing his regular duties hereunder for a period of ninety (90) consecutive days. In the event of any disagreement between Employee and the Company as to whether Employee is suffering from Permanent Disability, the determination of Employee's Permanent Disability shall be made by one or more board certified licensed physicians practicing the specialty of medicine applicable to Employee's disorder in the Atlanta metropolitan area in accordance with the provisions of this Subsection 2F. If either the Company or Employee desires to initiate the procedure provided in this Subsection, such party (the "Initiating Party") shall deliver written notice to the other party (the "Responding Party") in accordance with the provisions of this Agreement specifying that the Initiating Party desires to proceed with a medical examination and the procedures specified in this Section. Such notice shall include the name, address and telephone number of the physician selected by the Initiating Party (the "Disability Examination Notice"). If the Responding Party fails within thirty (30) days after the receipt of the Disability Examination Notice to designate a physician meeting the standards specified herein, the physician designated by the Initiating Party in the Disability Examination Notice shall make the determination of Permanent Disability as provided in this Section. If the Responding Party by written notice notifies the Initiating Party within thirty (30) days of the receipt by the Responding Party of the Disability Examination Notice by notice specifying the physician selected by the Responding Party for purposes of this Section, then each of the two physicians as so designated by the respective parties shall each examine Employee. Examinations shall be made by each such physician within five (5) days of such physician's respective designation. Each physician shall render a written report as to whether Employee is in such physician's opinion suffering Permanent Disability. If the two physicians agree on the status of Employee for purposes of this Subsection, such determination shall be conclusive and dispositive for all purposes of this Subsection. If the two physicians cannot agree, the two physicians shall jointly select a third physician meeting the standards specified in this Subsection within ten (10) days after the later report of the two physicians is submitted. The third physician shall render a written report on the status of Employee within five (5) days of selection and such report shall be dispositive for purposes of this Subsection. For purposes of this Subsection 2F, Employee agrees that he shall promptly submit to such examinations and tests as such physicians shall reasonably request for purposes of making a determination of Permanent Disability as provided herein. Failure or refusal of the Company to designate a licensed physician to make a determination of Permanent Disability as required in accordance with this Section or of Employee to submit to the examination as required by this Subsection shall constitute a conclusive admission by the Company or Employee, as appropriate, that Employee is suffering from a Permanent Disability as provided herein.

          G.  SEVERANCE AMOUNT shall have the meaning as set forth in
Section 5E.

          H. TERM means the term of this Agreement, unless the Agreement is earlier terminated for any reason as set forth herein.

          I. TERMINATION DATE means the following: (i) with respect to Termination With Cause other then under Subsections 2J(ii) and 2J(v), the date the Company notifies Employee in writing of the actions described in Subsection 2J, and the termination of this Agreement based thereon, or with respect to Termination With Cause pursuant to 2J(ii) or 2J(v) the date which is thirty (30) days after written notice of violation to Employee pursuant to Subsections 2J
(ii) or (v) if such action or inaction is not cured by Employee; (ii) with respect to the death of Employee, the date of his death; (iii) with respect to Termination Without Cause, the date on which the Company gives Employee notice of Termination Without Cause; and (iv) with respect to Voluntary Termination, the date on which Employee unilaterally terminates his employment relationship with the Company.

          J. TERMINATION WITH CAUSE means the termination of this Agreement and the employment relationship of Employee with the Company, only for the following:

     (i) Theft or embezzlement by Employee with regard to property of the Company;

     (ii) Continued gross neglect by Employee in fulfilling his duties as set forth on EXHIBIT A hereof or excessive unauthorized absenteeism, after written notification from the Board of Directors of such neglect, setting forth in detail the matters involved and Employee's failure to cure the problem resulting in such neglect within thirty (30) days of receipt of notice by Employee from the Company;

     (iii) Death or Permanent Disability of Employee;

     (iv) Actual fraud or other material acts of dishonesty in conducting the Company's business or in the fulfillment by Employee of his assigned responsibilities; the destruction of any material amount of the Company's property willfully or through Employee's gross neglect; or the unauthorized disclosure of any information constituting Confidential Information (and having a material adverse impact on the financial condition of the Company) or a Trade Secret (but not including general statements regarding the Company and its business which do not include Trade Secrets or Confidential Information) to any person, business or entity in violation of Section 7; or

     (v) A violation or other failure of Employee to perform in accordance with any material provision of any written agreement with the Company or to perform in accordance with the duties set forth on EXHIBIT A, as may be revised or modified in accordance with provisions of Subsection 4A, if such violation or other failure is not cured within thirty (30) days of receipt of notice by Employee from the Company.

          K. TERMINATION WITHOUT CAUSE means a termination by the Company of this Agreement and the employment relationship of Employee with the Company which is not a Termination With Cause or a Voluntary Termination, but not including the mutual agreement of the parties to terminate this Agreement.

          L. TRIGGERING EVENT means a termination of Employee's employment by the Company during the Term due to a Termination Without Cause.

          M. VOLUNTARY TERMINATION means unilateral termination by Employee of his employment with the Company prior to the end of the Term and in the absence of a Triggering Event.

3. EMPLOYMENT. The Company, through its Board of Directors, agrees to employ Employee in accordance with the provisions of this Agreement, and Employee agrees to accept such employment and office upon the terms and conditions set forth herein.

4.  RESPONSIBILITIES.

          A. Pursuant to this Agreement, Employee shall assume the duties and exercise the powers described at EXHIBIT A, until such time as his responsibilities, duties and powers may be revised or modified (i) to reduce the scope of Employee's duties specified on EXHIBIT A in the sole discretion of the Chief Executive Officer or the Board of Directors of the Company, with written notice provided to employee thereof, or (ii) to increase the scope of Employee's duties specified on EXHIBIT A as may be mutually agreed in writing by (a) the Board of Directors, or the Chief Executive Officer of the Company and (b) Employee. At no time during the Term shall Employee's principal place of employment on behalf of the Company be moved by the Company from any county other than Gwinnett, Dekalb, Fulton, Rockdale, Clayton and Cobb ("Metropolitan Area") nor shall Employee be required to travel out of the Metropolitan Area in excess of travel required while Employee served as Chief Executive Officer of the Company.

          B. During the Term, Employee agrees to assume such responsibilities, perform such duties, and exercise such powers as the Board of Directors may reasonably request or delegate.

5. COMPENSATION. The Company shall pay, and Employee agrees to accept, as full and complete compensation for services to be rendered hereunder during the Term, the remuneration described below:

          A. ANNUAL SALARY. The Company shall pay Employee a base annual salary as of the Effective Date of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per year ("Base Salary"), subject to annual increases which, if granted, shall be effective on the first day of the Company's fiscal year, as the Board of Directors in its sole discretion may deem appropriate. Base Salary shall be payable according to the customary payroll practices of the Company, but at least on a monthly basis.

          B. CASH BONUS AWARD. The Company shall pay Employee an annual cash bonus of Two Hundred Seventy-Five Thousand Dollars ($275,000) each year over a three (3) year period, for an aggregate cash bonus award of Eight Hundred Twenty-Five Thousand Dollars ($825,000), payable only upon satisfaction in full of the specified performance goals described on EXHIBIT B hereof and in consideration of the continued employment of the Employee. On the Effective Date, One Hundred Thirty-Seven Thousand Five Hundred Dollars ($137,500) shall be deemed fully earned and payable to Employee as the first payment under this
Section 5B; all subsequent payments, if any, will be paid no later than ninety
(90) days after the completion of each respective bonus period in accordance with EXHIBIT B. In the event of termination, Employee shall receive all bonus amounts earned by Employee as of the date of termination.

          C. NON-QUALIFIED STOCK OPTIONS. Employee is granted a stock option in accordance with the Company's 1994 Amended and Restated Stock Option Plan (the "Plan") as approved by the shareholders of the Company subject to the restrictions and rights set forth in the Plan and the Stock Option Grant attached hereto as EXHIBIT C.

          D. INITIAL PUBLIC OFFERING BONUS. Employee shall be entitled to receive a One Million Dollar ($1,000,000) bonus, payable in $.01 par value common stock ("Common Stock") of the Company within thirty (30) days after the closing of an underwritten offering of Common Stock (the "Offering") following the declaration of effectiveness by the Securities and Exchange Commission ("SEC") of a registration statement, provided (i) the Offering is closed within two (2) years from the Effective Date, and (ii) the market value of the Company, determined by taking the product of the number of shares issued and outstanding as of the closing of the Offering multiplied by the initial offering price included in the Registration Statement declared effective by the SEC is equal to or greater than Two Hundred Fifty Million Dollars ($250,000,000). Any Common Stock granted in accordance with the terms of this Section 5D shall be valued at the initial offering price included in the Registration Statement declared effective by the SEC. As a condition to the receipt of Common Stock hereunder, and if requested by the underwriter(s) of the Company's Common Stock, Employee shall agree not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any of the Common Stock or other securities received hereunder for a period of time reasonably specified by the underwriter(s).

     E.  SEVERANCE AMOUNT.

     (i) Upon the occurrence of a Triggering Event, Employee shall be entitled to receive the Severance Amount, as defined below. Employee shall receive an amount equal to two (2) years of his Base Salary (as determined on the date of the Triggering Event) as the Severance Amount, which shall be payable in equal installments beginning on the date of termination of employment, and shall continue to be paid for an additional twenty-three
     (23) month period thereafter according to the Company's payroll practices and procedures in effect at the time of the Triggering Event, but at least on a monthly basis. The obligation of the Company under this Subsection 5E(i) shall be the sole and exclusive obligation of the Company to Employee upon the occurrence of a Triggering Event.

     (ii) If the aggregate present value (determined as of the date of a change of control in accordance with the provisions of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor section thereof, and the regulations and rulings thereunder ("Section 280G")) of any payments to Employee in the nature of compensation which are contingent on a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (the "Aggregate Severance") would result in a parachute payment (as determined under Section 280G), then the Aggregate Severance paid to Employee shall not be greater than an amount equal to 2.99 multiplied by Employee's base amount (as determined under Section 280G) for the base period (as determined under Section 280G). In the event the Aggregate Severance is required to be reduced pursuant to this Section 5E(ii), Employee shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit in the preceding sentence. Any controversy or claim between the Company and Employee over any aspect of the determination of the amount of Aggregate Severance, whether the Aggregate Severance results in a parachute payment (as determined under Section 280G), or which portions of the Aggregate Severance need to be reduced so that the above limit is satisfied shall be determined by arbitration in accordance with Section 5F herein. Notwithstanding the provisions of this Subsection 5E(ii), in no event shall the Severance Amount received by Employee be less than Five Hundred Fifty Thousand Dollars ($550,000).

     F. ARBITRATION. Any controversy or claim arising out of or relating to whether termination of Employee's employment is due to a Triggering Event, or is a Termination With Cause, a Termination Without Cause, or a Voluntary Termination as provided herein, shall be settled by arbitration in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA"). Arbitration shall be initiated by a party by giving notice in the manner set forth herein to the other party of its intention to arbitrate, which notice shall contain a statement setting forth the nature of the dispute, the amount claimed, if any, and the remedy sought. The initiating party shall then file a copy or copies of the notice as set forth under the Rules. Atlanta, Georgia shall be the location where the arbitration is held. The parties shall agree upon and appoint three (3) arbitrators in accordance with the Rules within twenty (20) days of the effective date of notice of arbitration; however, if the parties fail to make such designation within twenty (20) days, the AAA shall make the appointment. The determinations of such arbitrators will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrators may be entered in any such court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrators shall apply the laws of the State of Georgia as to both substantive and procedural questions.

     G.  INSURANCE AND BENEFITS.

     (i) The Company shall allow Employee to participate in or receive benefits under all employee and executive benefit plans or arrangements maintained by the Company all at the highest level that is available through the Company to other senior officers of the Company subject to the same terms and conditions as apply to such other senior officers.

     (ii) Employee shall be entitled to all holidays recognized by the Company and vacation time as are available to other senior officers of the Company, with continuing payment of all compensation as set forth herein. Employee shall be reimbursed by the Company for all necessary and reasonable expenses incurred on behalf of the Company in accordance with the then-current reimbursement policies of the Company.

     (iii) In the event of a termination of Employee's employment with the Company as a result of a Triggering Event, Employee shall be entitled to continue to receive the health and disability insurance benefits (at the highest level of such insurance benefits within the twelve (12) month period prior to such event) for a twenty-four (24) month period following the Triggering Event; provided, however, that in the event the Company is legally prohibited from providing a specified insurance benefit after termination of employment, it shall provide Employee the economic equivalent thereof.

6.  TERMINATION.

     A. This Agreement will commence on the Effective Date and shall continue unless terminated as set forth herein.

     B. During the Term this Agreement may be terminated subject to the terms, conditions and obligations hereof, by any of the following events:

          (i) Mutual written agreement expressed in a single document signed by both the Company and Employee;

          (ii)  Voluntary Termination by Employee;

          (iii) Death of Employee;

          (iv)  Termination Without Cause; or

          (v)   Termination With Cause.

Upon termination for any of the foregoing reasons, Employee shall continue to render services and shall be paid his Base Salary and benefits up to the Termination Date.

     D. The obligations of Employee under Sections 7, 8, 9, 10 and 11 shall survive termination or expiration of this Agreement. The obligations of the Company under Sections 5 and 9 that by their terms are to be paid or to continue after termination of this Agreement, shall also survive such termination.

7.  PROPRIETARY INFORMATION.

     A. In performance of services under this Agreement, Employee may have access to:

     (i) information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (hereinafter "Trade Secrets" or "Trade Secret"); or

     (ii) information which does not rise to the level of a Trade Secret, but is valuable to the Company and provided in confidence to Employee (hereinafter "Confidential Information").

     B. Employee acknowledges and agrees that with respect to Trade Secrets and Confidential Information provided to or obtained by Employee (hereinafter collectively the "Proprietary Information"):

     (i) that the Proprietary Information is and shall remain the exclusive property of the Company;

     (ii) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations under this Agreement;

     (iii) to return the Proprietary Information, and any copies thereof, in his possession or under his control, to the Company upon request of the Company, or expiration or termination of this Agreement for any reason; and

     (iv) to hold the Proprietary Information in confidence and not to copy, publish, or disclose to others or allow any other party to copy, publish, or disclose to others, in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company, except in furtherance of Employee's performance of his duties on behalf of the Company and subject to the recipient of such Proprietary Information agreeing to hold such information in confidence.

     C. The obligations and restrictions set forth in Subsection 7B(iv) above shall survive expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

     (i) as to Trade Secrets, for so long as such information remains subject to protection under applicable law;

     (ii) as to Confidential Information, for a period of three (3) years after expiration or termination of this Agreement for any reason.

     D. The obligations set forth in this Section 7 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which:

     (i) was in Employee's possession, free of any obligation of confidence, prior to his receipt from the Company;

     (ii) is in the public domain at the time the Company communicates it to Employee, or becomes available to the public through no breach of this Agreement by Employee;

     (iii) is received by Employee independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or

     (iv) is ordered to be disclosed by a court of competent jurisdiction after notice is provided to the Company.

     E. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws.

8. OWNERSHIP. Employee agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any improvements, modifications, enhancements, derivative works, and/or revisions to existing products, goods, know-how, Trade Secrets and/or Confidential Information, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Employee to the Company under this Agreement or at any time prior to the Effective Date (collectively, the "Property"), as they now exist and are currently used by the Company or otherwise, or as they may exist in the future or have existed in the past, are works made for hire and shall be the sole and exclusive property of the Company. Employee hereby transfers and assigns to the Company any and all right, title and interest in the Property, in whatever form, including all worldwide copyrights, patents, trade secrets, moral rights and confidential and proprietary rights therein and agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company herein. Notwithstanding the foregoing, the Company agrees that Employee may write and publish books or other similar publications, on whatever media, provided (i) Employee does not disclose any Trade Secrets or Confidential Information of the Company or take any actions which may have an adverse impact on the Company's ability to protect such information, and (ii) Employee continues to perform his responsibilities on behalf of the Company. In the event such responsibilities are not so performed and Employee does not correct such nonperformance after notice by the Company and thirty (30) days in which to cure such nonperformance, Employee may be terminated by the Company in a Termination With Cause.

9. EXCLUSIVE SERVICE AND NON-COMPETITION COVENANT. Employee covenants and agrees for a period of two (2) years following the termination of his employment with the Company for any reason, Employee shall not, anywhere within the Area, engage in any one or more of the activities set forth at EXHIBIT A ("Duties of Employee") in which Employee is engaged during the two (2) year period prior to the termination or expiration of this Agreement, on behalf of any person, firm, corporation or entity engaged in the Business of the Company. Following a Termination Without Cause, if the Company fails to make a payment due under Subsection 5E after notice of non-payment by Employee to the Company and failure of the Company to cure within thirty (30) days of the receipt of such notice, this exclusive service and non-competition covenant shall terminate. Nothing in this Section 9 shall preclude Employee from accepting a teaching and/or research and development position with an academic or non-profit organization immediately after termination of his employment, so long as such position is not competitive in any manner with the Business of the Company.

10. COVENANT NOT TO HIRE. Employee agrees that Employee will not, for a period of two (2) years after termination of employment with the Company for any reason, solicit for employment, attempt to employ or affirmatively assist any other person or entity in employing or soliciting for employment any person employed by the Company.

11. NON-SOLICITATION. Employee agrees that during the period of two (2) years immediately following cessation of Employee's employment with the Company for any reason, Employee shall not, on Employee's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise solicit, contact, call upon, communicate with or attempt to communicate with, any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to forming a joint venture or similar relationship, selling or providing any product, equipment, or service competitive or potentially competitive with any technology, product, equipment or service sold or provided or under development by the Company during the period of two (2) years immediately preceding cessation of Employee's employment with the Company, provided that the restrictions set forth in this
Section 11 shall apply only to customers or prospects of the Company, or representatives of customers or prospects of the Company with which Employee has had contact during such two (2) year period.

12. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, such holdings shall not affect the enforceability of any other provision of this Agreement, and all other provisions shall continue in full force and effect.

13. ATTORNEYS' FEES. If a dispute between the parties arises in connection with this Agreement, the prevailing party as determined through arbitration or final judgment of a court of competent jurisdiction (which arbitration or judgment is not subject to further appeal due to the passage of time or otherwise) shall be entitled to reimbursement from the other party for reasonable attorneys' fees and expenses incurred by the prevailing party in connection with the resolution of the dispute.

14. HEADINGS. The headings of the several paragraphs in this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

15. NOTICES. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) delivered personally; (ii) mailed by certified mail, return receipt requested, with proper postage prepaid; or (iii) delivered by recognized courier contracting for same day or next day delivery with signed receipt acknowledgment to:

          (a)  To the Company:

               Iterated Systems, Inc.
               2500-A Peachtree Parkway
               Suite 650
               Norcross, Georgia  30092
               Attention:  President

               With a copy to:

               John C. Yates, Esq.
               Morris, Manning & Martin
               1600 Atlanta Financial Center
               3343 Peachtree Road, N.E.
               Atlanta, Georgia  30326

               (b)  To Employee:

               Michael F. Barnsley
               335 Pennbrooke Trace
               Duluth, GA  30136

               With a copy to:

               Roberts, Isaf & Summers
               500 North Park Twin Center
               Suite 1100
               1100 Abernathy Road, N.E.
               Atlanta, Georgia  30328
               Attn.:  George Heberton, Esq.

or at such other address as the parties hereto may have last designated by notice to the other parties. Any item delivered personally or by recognized courier contracting for same day or next day delivery shall be deemed delivered on the date of delivery. Any item mailed shall be deemed to have been delivered on the date evidenced on the return receipt.

16. GENERAL PROVISIONS. This Agreement shall be governed by and construed under the laws of the State of Georgia, without giving effect to its conflict of law principles. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Neither party may assign his or its rights and obligations under this Agreement to any other party.

17. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto, and except as otherwise provided in this Agreement, supersedes and cancels all previous and contemporaneous written and oral agreements, including all prior employment agreements between the Company and Employee and amendments thereto. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party to be bound.

     IN WITNESS WHEREOF, the parties hereto have affixed their seals and executed this Agreement effective as of the date first above written.

                              ITERATED SYSTEMS, INC.


                              By:      /s/ Asmund R. Slogedal
                                       ----------------------

                              Title:   Chairman
                                       --------

                              Date:    May 1, 1994
                                       -----------

                              EMPLOYEE:

                                       /s/ Michael F. Barnsley       (SEAL)
                              -----------------------------------
                              MICHAEL F. BARNSLEY, Individually

                              Date:    May 1, 1994
                                       -----------

                                   EXHIBIT A

                       TO EXECUTIVE EMPLOYMENT AGREEMENT
                            WITH MICHAEL F. BARNSLEY

                              DATED:  MAY 1, 1994

                               Duties of Employee
                               ------------------



The parties agree and acknowledge that the duties set forth below accurately reflect the current duties and responsibilities of Employee as of the Effective Date, subject to future revision as set forth in Section 4A of the Agreement.



                                     Duties

1. Plan, conduct and direct the research and development activities of the Commercial Division of the Company.

2. Manage the sales and marketing activities and personnel of the Commercial Division of the Company.

3. Identify the business opportunities for the Company and perform associated negotiations as directed by the Board of Directors or Chief Executive Officer of the Company.

4. Formulate and implement business plans of the Company as approved by the Board of Directors or directed by the Chief Executive Officer of the Company.

5. Manage specific internal and external projects as approved by the Board of Directors or directed by the Chief Executive Officer of the Company.



                                                           Initials:  __________

                                                                      __________

                                   EXHIBIT B

                       TO EXECUTIVE EMPLOYMENT AGREEMENT
                            WITH MICHAEL F. BARNSLEY

                              DATED:  MAY 1, 1994

               Performance Goals of Employee and Payment Schedule
               --------------------------------------------------



The parties to this Agreement agree to negotiate in good faith to establish mutually acceptable performance goals, to be consistent with the performance goals included in the original unamended version of the Employment Agreement contemplated to be entered into between the Company and John R. Festa in his capacity as Chief Executive Officer of the Company. Such mutually acceptable performance goals shall be included as EXHIBIT B hereof.



                                                           Initials:  __________

                                                                      __________

                                   EXHIBIT C

                       TO EXECUTIVE EMPLOYMENT AGREEMENT
                            WITH MICHAEL F. BARNSLEY

                              DATED:  MAY 1, 1994

                               Stock Option Grant
                               ------------------

               SECOND ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT
         BY AND BETWEEN ITERATED SYSTEMS, INC. AND MICHAEL F. BARNSLEY
                               DATED MAY 1, 1994

                                    RECITALS
                                    --------

     Dr. Michael F. Barnsley has entered into an Executive Employment Agreement, dated May 1, 1994, as amended by an Addendum dated March 28, 1996 (the "Agreement"), by and between Dr. Barnsley and Iterated Systems, Inc. (the "Company").

     In Section 5B. of the Agreement, the Company has agreed to pay Dr. Barnsley a cash bonus based upon the attainment of certain performance goals to be established by the Board of Directors of the Company.

     Dr. Barnsley has largely achieved the performance goals established by the Board of Directors for the 1995 fiscal year.

     Dr. Barnsley has voluntarily agreed for the benefit of the Company to the bonus payments as set forth herein as full and complete satisfaction by the Company of its obligation to pay any cash bonus due under Section 5B of the Agreement for the 1995 fiscal year to Dr. Barnsley pursuant to the Agreement.

     Now, Therefore, Dr. Barnsley and the Company agree as follows:

     1. PAYMENT OF 1995 PERFORMANCE BONUS. The Company shall pay, and Dr. Barnsley agrees to accept, the amount of Two Hundred Fifty-Five Thousand and No/100 Dollars ($255,000.00) ("Final Bonus") as full and final satisfaction of any and all obligations of the Company to Dr. Barnsley for any bonus amounts or the balance of any other compensation of any kind due to him under the Agreement or otherwise for the 1995 fiscal year of the Company. The Company agrees to indemnify Dr. Barnsley against any tax liability, penalties or interest incurred by him as a direct result of his agreement hereby to accept the Final Bonus amount set forth above as full and final satisfaction of all obligations for and his agreement hereby to release the Company from any liability for any cash bonus amount under Section 5B. for fiscal year 1995. The foregoing indemnity shall not apply to federal and state income taxes due by Dr. Barnsley with respect to the actual amount of the Final Bonus amount set forth above or any other compensation or payments of any kind made by or on behalf of Dr. Barnsley.

     2. AMENDMENT UPON INITIAL PUBLIC OFFERING. Effective only upon the effective date of a registration statement for an initial public offering of securities of the Company filed with a governmental authority ("Effective Registration Date"), Section 5A. of the Agreement shall be amended to provide for a new base annual salary (in substitution for the Base Salary set forth in
Section 5A.) of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (to be defined as the "Base Salary" for all purposes in the Agreement and this
Second Addendum from and after the Effective Registration Date).   In the event
and only in the event that the Effective Registration Date occurs on or prior to December 31, 1996, Section 5B. of the Agreement shall be amended to provide that Dr. Barnsley shall have an opportunity to earn an annual bonus for the 1996 fiscal year of the Company of up to fifty percent (50%) of the Base Salary, based on performance goals to be established by the Board of Directors, in substitution for any and all other bonus awards, compensation or payments under
Section 5B. of the Agreement. This Section 2 is conditioned upon and shall only be effective upon (i) the completion within thirty-six (36) months from the date of this Second Addendum of a public offering of the Company's securities at a Market Value of $100 million or more, in which the Company receives proceeds therefrom of at least $5 million dollars, and (ii) the exercise by the Company of its best efforts to obtain the approval of the underwriters to allow Dr. Barnsley to sell in the initial public offering up to twelve and one-half percent (12 1/2%) of his shares of the Company's common stock which are owned directly by him of record as of the date of the filing of the registration statement. As used herein, "Market Value" means the value determined by multiplying the number of shares of the Company's common stock outstanding immediately prior to the public offering by the final price to the public per share in such offering. The parties acknowledge that the Company shall not be in violation or breach of this section, the Agreement or this Second Addendum if for any reason Dr. Barnsley is unable to sell up to twelve and one-half percent (12 1/2%) of the shares of the Company's common stock directly owned by him of record as of the date of the filing of the registration statement.

     This Addendum shall be attached to the Agreement and will amend its terms. If any conflict exists between the Agreement and this Addendum, this Addendum shall control the terms between the parties.


ITERATED SYSTEMS, INC.

 /s/ John R. Festa                     /s/ Michael F. Barnsley
-------------------------------        ---------------------------------------
By:  John R. Festa                     MICHAEL F. BARNSLEY
     --------------------------
Title:  President
        -----------------------

Date:  4/9/96                          Date:  3/28/96
       ------------------------        ---------------------------------------